Exhibit 99.1

STEPAN REPORTS HIGHER THIRD QUARTER EARNINGS, AND ANNOUNCES 6% DIVIDEND INCREASE

NORTHFIELD, Illinois, October 21, 2013 -- Stepan Company (NYSE: SCL) today reported third quarter net income of $20.4 million which is an increase of 1% from $20.2 million in the prior year. Reported diluted EPS was $0.89 in both periods.

  Sales volume grew by 9% for the quarter and was up 5% for the first nine months.
  Gross profit increased to $74.3 million compared to $71.3 million in the prior year. Gross profit benefitted from a business interruption insurance recovery of $3.7 million related to a 2011 fire in our German polyol plant partially offset by higher priced methyl ester inventories built in prior periods to support the Singapore plant start-up. Surfactant margins were down slightly as the slow global economy and select customer de- formulations reduced demand and increased competitive activity.
  Operating expenses, excluding deferred compensation, increased by $5.0 million, or 14%, during the quarter. Approximately half of this increase related to higher spending on growth opportunities in R&D and emerging regions. In China, the Company incurred $0.7 million expense to dismantle and vacate the existing plant site as mandated by the Chinese government. The remaining increase related to a favorable benefit adjustment in the prior year which did not repeat.
  Net income, excluding deferred compensation, rose 2% to $21.1 million versus $20.6 million in the prior year.
  The dividend on common stock was increased 6% to an annual rate of $0.68 per common share. This marks the forty-sixth consecutive annual dividend increase.

“Despite the challenging operating environment, we delivered improved earnings,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “Our businesses delivered volume growth and we continue to invest strategically for future global growth.”

SUMMARY
		Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands, except			%			%
per share amounts)	2013	2012	Change	2013	2012	Change

Net Sales	$ 475,466	$ 440,978	+ 8	$1,406,457	$1,376,478	+ 2

Net Income	$20,402	$20,230	+ 1	$62,178	$63,957	- 3

Net Income Excluding
Deferred Compensation*	$21,098	$20,630	+ 2	$62,974	$66,825	- 6

Earnings per Diluted Share	$0.89	$0.89		$2.71	$2.82	- 4

Earnings per Diluted Share
Excluding Deferred
Compensation	$0.92	$0.91	+ 1	$2.74	$2.95	- 7

* See Table II for a discussion of deferred compensation accounting.

SEGMENT RESULTS

		Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands)			%			%
	2013	2012	Change	2013	2012	Change

Net Sales
Surfactants	$318,357	$313,076	+ 2	$989,417	$995,346	- 1
Polymers	137,649	110,171	+ 25	354,972	320,843	+ 11
Specialty Products	19,460	17,731	+ 10	62,068	60,289	+ 3
Total Net Sales	$475,466	$440,978	+ 8	$1,406,457	$1,376,478	+ 2

PERCENTAGE CHANGE IN NET SALES

		Three Months Ended		Nine Months Ended
		September 30			September 30
Volume		+ 9		+ 5
Selling Price		- 1		- 3
Foreign Translation		0		0
Total		+ 8		+ 2

The decline in selling prices was attributable to lower commodity raw material costs and increased competitive activity.

SALES VOLUME

Sales volume increased by 9% versus prior year.

  Surfactant sales volume grew by 7% in the third quarter with all regions delivering growth. North America grew 2%. Additionally, the Singapore plant was fully operational which drove growth in Asia, and previous capacity expansions delivered growth in Brazil. Globally, agricultural products continued to deliver strong volume growth, while sales of functional surfactants used in oilfields declined.
  Polymer sales volume grew by 19% in the third quarter. North American Polyol, used in insulation foam, was flat. Europe Polyol, grew by 29% despite the economic headwinds in the region with significant contribution from new applications. The second quarter acquisition of the North American polyester resins business from Bayer MaterialScience accounted for 40% of the global polymer growth.
  Specialty Products sales volume was relatively flat versus prior year.

Gross Profit

Gross profit increased by 4% to $74.3 million versus $71.3 million a year ago.

  Surfactant gross profit declined by 2% to $45.0 million. North American consumer product earnings continued to be negatively impacted by the consumption of higher cost raw material inventories purchased in prior periods to support our Singapore plant start-up. North America gross profit declined due to slightly lower consumer product margins, lower sales of functional surfactants used in oilfields, and reduced profitability from biodiesel sales. Asia, Europe and Latin America all delivered higher gross profit in the quarter.
  Polymer gross profit grew by 30% to $26.6 million. This growth was primarily from Europe and reflects a combination of sales volume growth and a $3.7 million business interruption insurance recovery related to a 2011 fire in our German polyol plant.
  Specialty Products gross profit declined by 33% to $3.8 million due to lower sales of our food and flavoring products and lower food ingredient margins.

OPERATING EXPENSES

	Three Months Ended			Nine Months Ended
		September 30			September 30

($ in thousands)			%			%
	2013	2012	Change	2013	2012	Change

Selling	$12,895	$12,128	+ 6	$ 41,063	$ 38,764	+ 6
Administrative – General	15,947	13,084	+ 22	45,516	39,166	+ 16
Administrative – Deferred
Compensation*	2,180	1,305	+ 67	3,492	6,261	- 44
Research, development
and technical service	12,234	10,845	+ 13	35,429	33,130	+ 7

Total	$43,256	$37,362	+ 16	$125,500	$117,321	+ 7

*	See Table II for a discussion of deferred compensation plan accounting.

Administrative-General expense rose 22% as the Company strategically invested for future global growth. The Company invested in emerging regions to drive future growth and incurred a $0.7 million expense to dismantle and vacate its existing plant site in China as mandated by the government.

Research, development and technical service expense increased 13% to support growth initiatives and product registrations.

INCOME TAXES

The year-to-date effective tax rate was 28% compared to 32% a year ago. The lower rate was due to a favorable mix of earnings from lower tax regions throughout the world, and the retroactive reenactment of the U.S. Research and Development tax credit in the first quarter.

BALANCE SHEET

The Company’s net debt levels decreased by $4.8 million for the quarter and increased $68.2 million for the first nine months. The year-to-date increase is primarily due to the new $100 million private placement secured on June 27, 2013 to fund the second quarter acquisition of the North American polyol business from Bayer MaterialScience.

	9/30/13	6/30/13	3/31/13	12/31/12
Net Debt
Total Debt	$276.8	$285.4	$193.9	$182.4
Cash	103.1	106.9	54.8	76.9

Net Debt	$173.7	$178.5	$139.1	$105.5
Equity	532.8	508.7	494.9	480.9

Net Debt + Equity	$706.5	$687.2	$634.0	$586.4

Net Debt /
(Net Debt + Equity)	24.6%	26.0%	21.9%	18.0%

DIVIDEND INCREASE

On October 18, 2013, the Board of Directors of Stepan Company declared a 6% increase in the Company’s quarterly cash dividend on its common stock to $0.17 per share. The new quarterly dividend is payable on December 13, 2013, to stockholders of record on November 29, 2013. The increase brings the annual dividend rate to $0.68 per share and marks the forty-sixth consecutive year in which the quarterly dividend rate on its common stock has been increased.

OUTLOOK

“We delivered slightly improved results in the third quarter, and we remain optimistic about our long-term growth,” said F. Quinn Stepan, Jr., President and Chief Executive Officer. “The slow start to the year has made achieving full year earnings growth difficult, but we continue to pursue investments that will accelerate our growth. In 2014 we will realize the benefits of our recent acquisition and other capacity expansions. We continue to have a healthy balance sheet, and we increased dividends for the forty-sixth consecutive year reflecting our ongoing commitment to generating shareholder value.” said Mr. Stepan.

Global surfactant consumer product volumes should continue to grow, particularly in Brazil. The higher raw material cost inventory built to support the Singapore plant startup and the subsequent decline in commodity prices negatively impacted the Company’s year-to-date surfactant business by $4.0 million. The positive side of this is that the Company’s Singapore methyl ester plant is operating well and contributing to the profitability, and the remaining negative impact of this inventory will not carry beyond 2013. Surfactants sold for use in enhanced oil recovery are expected to improve compared to the slow year-to-date results and demands. Demand for agricultural surfactants should remain strong.

The polymer segment delivered strong quarterly results despite the continuing global economic uncertainty and the negative year-over-year impact of the Company’s China operations. The second quarter acquisition of the North America polyester resin business from Bayer MaterialScience should be slightly accretive to earnings in 2013 and more so as capacity is increased to manufacture additional polyol products for the CASE (Coatings, Adhesives, Sealants and Elastomers) applications.

CONFERENCE CALL

Stepan Company will host a conference call to discuss the third quarter results at 2 pm ET (1 pm CT) on October 21, 2013. Telephone access to the live conference call will be available by dialing +1 (800) 709-0218. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

CORPORATE PROFILE

Stepan Company is a major manufacturer of specialty and intermediate chemicals used in a broad range of industries. Stepan is a leading merchant producer of surfactants, which are the key ingredients in consumer and industrial cleaning compounds. The Company is also a leading supplier of Polyurethane polyols used in the expanding thermal insulation market, and CASE (Coatings, Adhesives, Sealants, Elastomers) industries.

Headquartered in Northfield, Illinois, Stepan utilizes a network of modern production facilities located in North and South America, Europe and Asia.

The common stock is traded on the New York Stock Exchange (NYSE) under the symbol SCL. For more information about Stepan Company please visit the Company online at www.stepan.com

* * * * * Tables follow

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, including the expenditures necessary to address and resolve environmental claims and proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

						Table I

STEPAN COMPANY
Statements of Income
For the Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited – 000’s Omitted)

	Three Months Ended				Nine Months Ended
	September 30				September 30

				%				%
	2013	2012	Change		2013	2012	Change

Net Sales	$475,466	$440,978	+	8	$1,406,457	$1,376,478	+	2
Cost of Sales	401,125	369,725	+	8	1,185,709	1,155,045	+	3
Gross Profit	74,341	71,253	+	4	220,748	221,433	-	-

Operating Expenses:
Selling	12,895	12,128	+	6	41,063	38,764	+	6
Administrative	18,127	14,389	+	26	49,008	45,427	+	8
Research, development
and technical services	12,234	10,845	+	13	35,429	33,130	+	7
	43,256	37,362	+	16	125,500	117,321	+	7

Operating Income	31,085	33,891	-	8	95,248	104,112	-	9
Other Income (Expense):
Interest, net	(2,987)	(2,684)	+	11	(7,495)	(7,374)	+	2
Loss from equity in joint ventures	(1,325)	(1,376)	-	4	(4,061)	(3,817)	+	6
Other, net	1,074	404	+	166	1,628	1,552	+	5

	(3,238)	(3,656)	-	11	(9,928)	(9,639)	+	3

Income before Income Taxes	27,847	30,235	-	8	85,320	94,473	-	10
Provision for Income Taxes	7,698	9,916	-	22	23,520	30,279	-	22
Net Income	20,149	20,319	-	1	61,800	64,194	-	4

Net (Income) Loss Attributable
to the Noncontrolling Interests	253	(89)	NM		378	(237)		NM

Net Income Attributable to
Stepan Company	$20,402	$20,230	+	1	$62,178	$63,957	-	3

Net Income Per Common Share
Attributable to Stepan Company
Basic	$0.90	$0.95	-	5	$2.75	$3.01	-	9
Diluted	$0.89	$0.89		-	$2.71	$2.82	-	4

Shares Used to Compute Net
Income Per Common Share
Attributable to Stepan Company
Basic	22,700	21,162	+	7	22,576	21,106	+	7
Diluted	22,936	22,736	+	1	22,914	22,708	+	1

Table II

Deferred Compensation Plan

The full effect of the deferred compensation plan on quarterly pretax income was $1.1 million of expense versus $0.6 million expense last year. The accounting for the deferred compensation plan results in income when the price of Stepan Company common stock or mutual funds held in the plan fall and results in expense when they rise. The Company also recognizes the change in value of mutual funds as investment income or loss. The quarter-end market prices of Stepan Company common stock are as follows:

2013			2012		2011

9/30	6/30	12/31	9/30	6/30	12/31

$57.73	$55.61		$55.54 $48.06	$47.09	$40.08

The deferred compensation plan income statement impact is summarized below:
		Three Months Ended			Nine Months Ended
				September 30	September 30

($ in thousands)			2013	2012	2013	2012

Deferred Compensation
Administrative (Expense) Income			$(2,180)	$(1,305)	$(3,492)	$(6,261)
Other, net – Mutual Fund Gain (Loss)			1,058	660	2,208	1,636

Total Pretax			$(1,122)	$(645)	$(1,284)	$(4,625)

Total After Tax			$(696)	$(400)	$(796)	$(2,868)

Reconciliation of non-GAAP net income:
		Three Months Ended			Nine Months Ended
				September 30	September 30

($ in thousands)			2013	2012	2013	2012

Non-GAAP Net income excluding
Deferred Compensation			$21,098	$20,630	$62,974	$66,825
Deferred compensation plan (expense)
Income			(696)	(400)	(796)	(2,868)

GAAP Net income as reported			$20,402	$20,230	$62,178	$63,957

Reconciliation of non-GAAP EPS:
		Three Months Ended			Nine Months Ended
				September 30	September 30

			2013	2012	2013	2012

Non-GAAP Earnings per diluted share
excluding Deferred Compensation			$0.92	$0.91	$2.74	$2.95
Deferred compensation plan (expense)
income			(0.03)	(0.02)	(0.03)	(0.13)

GAAP Earnings per diluted share			$0.89	$0.89	$2.71	$2.82

The Company believes that certain non-GAAP measures, when presented in conjunction with comparable GAAP (Generally Accepted Accounting Principles) measures, are useful because that information is an appropriate measure for evaluating the Company’s operating performance. Internally, the Company uses this non-GAAP information as an indicator of business performance, and evaluates management’s effectiveness with specific reference to these indicators. These measures should be considered in addition to, neither a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Table III

Effects of Foreign Currency Translation

The Company’s foreign subsidiaries transact business and report financial results in their respective local currencies. As a result, foreign subsidiary income statements are translated into U.S. dollars at average foreign exchange rates appropriate for the reporting period. Because foreign exchange rates fluctuate against the U.S. dollar over time, foreign currency translation affects period-to-period comparisons of financial statement items (i.e. because foreign exchange rates fluctuate, similar period-to-period local currency results for a foreign subsidiary may translate into different U.S. dollar results). Below is a table that presents the effect that foreign currency translation had on the quarter-over-quarter and year-over-year changes in consolidated net sales and various income line items for the three and nine month periods ending September 30, 2013:

				Increase Due
	Three Months		Increase	to Foreign
($ in millions)	Ended September 30		(Decrease)	Translation
	2013	2012
Net Sales	$475.5	$441.0	34.5	0.9
Gross Profit	74.3	71.3	3.0	0.2
Operating Income	31.1	33.9	(2.8)	0.1
Pretax Income	27.8	30.2	(2.4)	0.2

				Increase Due
	Nine Months		Increase	to Foreign
($ in millions)	Ended September 30		(Decrease)	Translation
	2013	2012
Net Sales	$1,406.5	$1,376.5	30.0	2.1
Gross Profit	220.7	221.4	(0.7)	0.1
Operating Income	95.2	104.1	(8.9)	0.1
Pretax Income	85.3	94.5	(9.2)	0.2

		Table IV

Stepan Company
Consolidated Balance Sheets
September 30, 2013 and December 31, 2012
(Unaudited – 000’s Omitted)

	2013	2012
	September 30	December 31
ASSETS
Current Assets	$608,900	$523,078
Property, Plant & Equipment, Net	480,924	422,022
Other Assets	63,580	40,378
Total Assets	$1,153,404	$985,478

LIABILITIES AND EQUITY
Current Liabilities	$265,898	$247,167
Deferred Income Taxes	13,364	9,200
Long-term Debt	241,575	149,564
Other Non-current Liabilities	99,741	98,667
Total Stepan Company Stockholders’ Equity	531,275	478,985
Noncontrolling Interest	1,551	1,895
Total Liabilities and Equity	$1,153,404	$985,478